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                                                                     Exhibit 3.1

                                  [Translation]

                        MACRONIX INTERNATIONAL CO., LTD.

                            ARTICLES OF INCORPORATION

                                                                   June 27, 2003
                                                          Revised by the regular
                                                        shareholders' meeting of
                                                                            2003

                        CHAPTER1:     GENERAL PROVISIONS

Article 1: The Company is incorporated under those provisions of the Company Law relating to companies limited by shares, and is named as "Macronix International Co. Ltd.".

Article 2:        The businesses engaged in by this Company shall be as follows:

                  I. The research & development, design, manufacture, testing, sale and consultation of the following products:

                           Parts and modules for integrated circuit and semi-conductors, and system application products (including integrated circuit cards (boxes) and circuit modules, etc.)

                           (1)      IC products for telecommunication systems;

                           (2) IC products for personal computers and peripheral devices;

                           (3)      Products for consumable electronic systems;

                           (4)      Multi-media computer products;

                           (5)      Automatic electro-mechanical integrated
                                    products.

                  II.      Light and electric components, parts and modules.

                  III.     Design of software and process of computer data.

                  IV. To engage in the import and export trading business related to this Company's businesses.

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Article 3:        Upon consent of the board of directors, the Company may
                  provide guarantees for third parties in accordance with its Operational Measures Governing Guarantees and Endorsements which shall be separately enacted.

Article 4: The Company's principal executive offices shall be located in the Science-Based Industrial Park in Hsinchu, Taiwan, R.O.C. The Company may, upon approval of the board of directors and competent authority, establish branch offices in Taiwan or abroad.

Article 5: The total amount of investment made by this Company shall be exempted from the restriction provided in Article 13 of the Company Law.

Article 6: The amount of capital stock of this Company is NT$Sixty-five Billion and Five Hundred Million, divided into 6.55 billion shares at par value of NT$10. The board of directors, whenever it deems necessary, is authorized to issue shares in installments.

                  Out of the aforesaid capital stocks 650 million shares is reserved for employee stock option, within which the board of directors, whenever it deems necessary, is authorized to issue in installments.

                        CHAPTER 2:    CAPITAL STOCKS

Article 7: The share certificate of this Company shall be issued in registered form and signed by or affixed with the seal of at least three directors and numbered accordingly. The shares won't be effective until the authentication of the competent authority or the agencies of issuance and registration under their approval.

                  When issuing new shares, this Company may print collaborately the total amount of the issuance, but may be exempted from printing the share certificates, including the issuance of security other than shares.

Article 8: The handling of stock affairs of this Company shall be in accordance to the "Guidelines for Handling of Stock Affairs by Public Companies" and other relevant laws and regulations.

Article 9: For any new shares to be issued by the Company, except those set aside to be issued for purchase by employees and others pursuant to relevant laws and regulations, the shareholders shall have the preemptive right to subscribe to the new shares in proportion to their shareholdings.

                        CHAPTER 3:    SHAREHOLDERS' MEETINGS

Article 10:       Shareholders' meetings shall be convened as follows:

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                  1.       General shareholders' meetings shall be convened by
                           the board of directors within six (6) months following the end of each fiscal year except as otherwise approved by the competent authority for good cause shown.

                  2. Special shareholders' meetings may be convened according to the laws whenever it is necessary.

Article 11: The chairman of the board shall preside at shareholders' meetings if the shareholders' meeting is convened by the board of directors. When the chairman of the board is unable to preside at a meeting, a managing director designated by the chairman of the board shall preside at such meeting as proxy. In the absence of such a designation, the managing directors shall elect one from among themselves as proxy. In case the managing directors are absent, the directors present shall elect one from among themselves as proxy. If the shareholders' meeting is convened by others with legitimate right, the one who convenes it shall preside at the meeting. When more than one conveners are present, they shall elect one from among themselves to preside.

Article 12:       Notice shall be provided to each shareholder at least thirty
                  (30) days prior to a general shareholders' meeting. Notice shall be provided to each shareholder at least ten (10) days prior to an extraordinary shareholders' meeting. The notice shall state the date and venue of the meeting and the purpose or purposes for which the meeting is called.

Article 13: Except as otherwise provided by the laws and regulations, shareholders of the Company are entitled to one vote for each capital stock.

Article 14: Except as otherwise provided by the laws and regulations, a resolution may be adopted by the shareholders or proxy of a simple majority of the votes of the issued and outstanding capital stocks represented at a shareholders' meeting at which the shareholders of a majority of issued and outstanding capital are present or by proxy.

Article 15: When a shareholder of the Company is unable to attend a shareholders' meeting for any reason, the shareholder may appoint a representative to attend such shareholders' meeting by presenting a written proxy form, which shall specify the scope of proxy. Where one person is acting as proxy for more than two shareholders, unless such person is engaged in the trust business or other proxy institutions of stock affairs approved by the competent authority, the votes exercised by such person shall not exceed three percent of all the issued and outstanding capital stocks, and the portion in excess thereof shall not be counted.

Article 16: The resolution adopted at the shareholders' meeting shall, pursuant to the laws, be recorded in the minutes of the meetings which shall be signed or

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                  sealed by the chairman of the board and kept forever at the
                  Company during its existence. The roster of attendance and the written proxy forms shall be kept for at least a year; provided, however, that shareholder file a litigation in accordance with Article 189 of the Company Law, the minutes shall be kept till the end of such litigation.

               CHAPTER 4:      DIRECTORS, SUPERVISORS AND MANAGERS

Article 17: The Company shall have nine to fifteen directors and three to four supervisors, to be elected by the shareholders' meeting. The term of office for directors and supervisors shall be three years and they are eligible for reelection. The board of directors shall be authorized to determine the remuneration of the chairman, directors and supervisors according to the extent of their participation in this Company's operation and the value of their contribution as well as the standard of the same foreign or domestic businesses.

Article 18: A legal entity which is a shareholder of this Company may designate a representative to be elected a director or supervisor, and may replace its nominees at all times with other nominees for the remainder of the term.

Article 19: The directors shall elect three to five managing directors from among themselves. The chairman shall be elected by and from among such managing directors, and shall have the authority to represent the company in dealing with third parties.

Article 20: The directors' meeting shall be convened by the chairman of the board. The initial directors' meeting of each term shall be convened by the director who receives the number of ballots representing the largest number of votes. If a director is unable to attend a directors' meeting, the director may appoint another director to attend the meeting as proxy; provided, however, that the proxy shall accept the appointment of one director only. A director who lives abroad may appoint in written form another shareholder domiciled within the territory of R.O.C. to attend regularly by proxy any directors' meeting. Such appointment of proxy shall be registered with the competent authority.

                  If the directors' meeting is conducted in a manner of digital videoconference, the directors who participate in such conference via digital video shall be deemed be present in person.

                  The notice of directors' meeting shall specify the purposes for which the meeting is convened and the agenda. Notice shall be provided to the directors and supervisors at least seven
                  (7) days prior to a directors' meeting, provided, however, that a special directors' meeting and a managing directors' meeting may be convened without any notice in written form as deemed necessary.

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Article 21:       When the directors' meeting is not in session, the managing directors shall always convene meetings from time to time to exercise the powers and authorities of the board of directors in accordance with laws and regulations, articles of incorporation, and resolutions adopted at any meeting of shareholders and directors. Such meetings shall be convened from time to time by the chairman. The resolutions shall be adopted at such meeting attended by a majority of the managing directors and at which meeting a majority of those present vote in favor of such a resolution.

Article 22: The chairman of the board shall preside at directors' or managing directors' meeting. The chairman of the board shall appoint a managing director as proxy to preside at such meetings when the chairman of the board is unable to preside. In the absence of such appointment, the managing directors or directors shall elect one from amongst themselves.

Article 23: When passing upon any resolution, each director shall have one vote. Unless the laws, regulations or articles of incorporation specifically provide otherwise, a directors' meeting at which a resolution is adopted shall be attended by a majority of the directors and a majority of those present votes in favor of such a resolution. Minutes of directors' meetings shall be prepared to record the businesses transacted at a directors' meeting.

Article 24: The board of directors shall have the following powers and authorities:

                  1. Evaluation and approval of management policy and long-term and short-term development plans.

                  2. Evaluation and approval of annual business plans and supervision of their implementation.

                  3. Evaluation and approval of budgets and year-end accounting statements.

                  4. Review of proposals for capital increases and decreases.

                  5. Review of proposals for distributions of profits and allocation of losses.

                  6.       Review of proposals for material contracts.

                  7. Review of proposals for the purchase or disposal of material assets.

                  8.       Approval of distributions of technical shares.

                  9. Review of proposals for revision of the articles of incorporation.

                  10. Approval of the Company by-laws and material business policies.

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                  11.      Review of proposals for the establishment,
                           reorganization and closing of branches.

                  12.      Audit and approval of material capital expenditures.

                  13.      Appoint and remove managers.

                  14. Convening of shareholders' meetings and business reports.

                  15. Other powers and authorities granted by the shareholders' meeting and laws and regulations.

Article 25:       The powers and authorities of the supervisors are as follows:

                  1. Investigation of the financial and business status of the Company.

                  2. Examination of the books and documents of the Company.

                  3. Supervision of the implementation of business of the Company.

                  4. Other powers and authorities granted in accordance with laws and regulations.

Article 26: This Company shall have several managers. The appointment, removal and remuneration of such managers shall be determined by a resolution of a directors' meeting which is attended by a majority of directors and where a majority of those present votes are in favor of such a resolution.

Article 27: The manager of this Company, within his powers and authorities, shall have the authority to manage the affairs of this Company and to sign on behalf of the said Company. The relevant authorization measures shall be stipulated by the board of directors.

                         CHAPTER 5:    ACCOUNTING

Article 28: The fiscal year of this Company shall commence on the first day of January each year and shall end on the thirty-first day of December. A year-end accounting statement shall be prepared at the end of each fiscal year.

Article 29: The Company's calculation period shall be at the end of each year. The board of directors shall prepare the following financial statements to be submitted to the supervisors for review at least thirty (30) days prior to dated fixed for the regular shareholders' meeting. The reports by the supervisors shall be referred to a regular shareholders' meeting for acceptance, and, after being duly accepted by such meeting, the reports shall be submitted to the competent authority for further review.

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                  1.       Business reports.

                  2.       Financial statements.

                  3. Proposals for distribution of profits or allocation of losses.

Article 30: If the Company has earned profits at the year-end calculation, it shall first pay income taxes and duties and recover losses incurred in previous years, followed by setting aside 10% as a legal reserve (until the accumulated legal reserve equals the Company's authorized capital stock, and then sets aside or reverses a special reserve; the remaining portion of the Company's net income shall be allocated in the following order: 83% for shareholders' bonuses, and 15% for the employees bonuses, which shall be distributed in a manner of distributions of dividends and bonus to shareholders; the rest 2% for the remuneration of the directors and supervisors.

                  All or part of the aforementioned dividends or bonuses referred to in the preceding paragraph may be reserved by the resolution adopted by the shareholders' meeting as retained earnings for distribution in the next years.

                  The profits of this Company may be distributed by cash or stocks dividends. Nevertheless, since this Company is an industry of intensive capital by nature, the distribution of employees' and shareholders' bonus by stock dividends shall be given priority; provided, however, that this Company may distribute aforesaid profits by cash dividends within 20% of the total amount of distributable profits of that year judging from the financial, business and operational status.

                  The scope of the distribution of stocks and bonuses to employees includes employees of subsidiary companies with certain conditions, which shall be prescribed by the board of directors.

Article 31: Dividends and bonuses to shareholders shall be distributed to those shareholders whose names are listed on the registrar of shareholders as of the record date set for purposes of the distribution.

                     SECTION 6:     SUPPLEMENTARY PROVISIONS

Article 32: Any rules or measures related to the articles of incorporation shall be stipulated separately by the board of directors.

Article 33: Matters not provided for in this articles of incorporation shall be undertaken in accordance with relevant laws and regulations.

Article 34: These articles of incorporation were enacted on August 21, 1989 and were revised on April 21, 1990, September 9, 1990, April 27, 1991, November 9,

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                  1991, July 18, 1992, June 19, 1993, October 27, 1993, May 28,
                  1994, June 5, 1995, January 24, 1996, June 22, 1996, May 31,
                  1997, June 29, 1998, May 3, 2000, and Apr 19, 2001. The 16th
                  and the 17th revisions were undertaken on May 30, 2002. The 18th revision is undertaken on June 27, 2003.

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